Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

FOR:	MDC Partners Inc.	CONTACT:	Donna Granato
	950 Third Avenue, 5th Floor		VP, Finance & Corporate Development
	New York, NY 10022		646-429-1809
dgranato@mdc-partners.com

MDC PARTNERS INITIATES FIRST EVER DIVIDEND POLICY
Initial $0.10 Quarterly Dividend to be Paid to
Shareholders of Record as of February 12, 2010

NEW YORK, NEW YORK (January 25, 2010) – MDC Partners Inc. (“MDCA”) today announced it is initiating a $0.10 per share cash dividend payable for the quarter ended December 31, 2009. The dividend will be payable on or about February 26, 2010, to shareholders of record as of February 12, 2010.

“We are dedicated to rewarding all shareholders for their loyalty and commitment as owners of MDC Partners,” said Miles Nadal, Chairman and CEO.  “This is an important part of our ongoing strategy to maximize shareholder value.  We expect to also declare and announce a dividend of $0.10 for each of the next three quarters of 2010.  As free cash flow increases over time, we expect dividend payments to increase as well.”

David Doft, Chief Financial Officer, added “Over the last two years, MDC Partners has generated approximately $100 million of excess free cash flow from our business, inclusive of working capital improvements.  Because we are producing substantial free cash flow, above our growth needs, we have decided to initiate a policy to return some of that free cash flow to shareholders. We are in our best financial position ever, and after dividends, we have substantial excess cash flow and capital to fund our ongoing growth ambitions, including our strategic acquisition program.”

About MDC Partners, Inc.
MDC Partners is a progressive Marketing and Communications Network, championing the most innovative entrepreneurial talent. MDC Partners provides strategic and performance marketing solutions and services to multinational clients in North America, Europe and Latin America. Our philosophy emphasizes the utilization of Strategy, Creativity and Consumer Insights to drive growth and increasing the return on marketing investment for our clients. “MDC Partners is The Place Where Great Talent Lives.” The company’s Class A shares are publicly traded on the NASDAQ under the symbol “MDCA” and on the Toronto Stock Exchange under the symbol “MDZ.A”.
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Exhibit 99.1

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements involve risks and uncertainties which may cause the actual results or objectives to be materially different from those expressed or implied by such forward-looking statements.  Such factors include, among other things, the Company’s financial performance; changes in the competitive environment; adverse changes in the economy; ability to maintain long-term relationships with customers; financing requirements; and other factors set forth in the Company’s Form 10-K for its fiscal year ended December 31, 2008 and subsequent SEC filings.